EXHIBIT 99.01

Hampshire International Business Park Chineham Basingstoke Hampshire RG24 8EP United Kingdom Tel +44 (0)1256 894000 Fax +44 (0)1256 894708 www.shire.com

Press Release

Shire Appoints Sylvie Gregoire President of
Human Genetic Therapies Business
Seasoned leader brings added expertise to Shire management team

Cambridge, MA and Basingstoke, UK, September 24, 2007– Shire plc (LSE: SHP, NASDAQ: SHPGY, TSX: SHQ), the global specialty biopharmaceutical company, announced today that Sylvie Gregoire has been appointed President of its Human Genetic Therapies (HGT) business, effective immediately. Sylvie brings more than 20 years of management, regulatory affairs, manufacturing and supply chain experience from biotechnology and pharmaceutical companies including Biogen Idec and Merck & Co. Sylvie replaces David Pendergast, former President of HGT, whose retirement was announced in March of this year. To ensure a smooth transition, David will continue with Shire through 2007 as an advisor.

In her role as President of Shire Human Genetic Therapies and a member of Shire’s Management Committee, Sylvie is responsible for setting the strategic direction of the HGT business including managing the commercial and pipeline growth, directing the R&D and portfolio management processes, overseeing the supply teams, and also contributing to the execution of the overall strategic direction of Shire. She will report to Shire Chief Executive Officer, Matthew Emmens, and will be based at the Shire HGT headquarters in Cambridge, MA.

“Sylvie brings an impressive level of knowledge and expertise to Shire HGT, and her leadership will be key to the continued growth of our HGT business as well as to the global organization,” said Matthew Emmens, Chief Executive Officer of Shire Pharmaceuticals.  “We thank David Pendergast for his contribution towards the transformation of Shire HGT into a highly successful business and for creating an engine of future growth for Shire. We wish him an enjoyable and productive retirement.”

Shire HGT has several projects in various stages of development, and over the past 18 months has received approval and launched ELAPRASE™ for the treatment of Hunter syndrome in the U.S., Europe, and Canada, among other regions. In addition, REPLAGAL™, for the treatment of Fabry disease, which is available in Europe and other regions outside of the US, continues to perform well.

“Shire HGT is well-positioned for sustained growth, with a strong portfolio and pipeline offering a range of potential therapies for patients suffering from genetic diseases,” said Sylvie Gregoire, President of Shire HGT. “Elaprase has been successfully launched globally, Replagal continues to perform well and we have some exciting opportunities in our early pipeline as well as in our business development prospects. I am very excited

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about this new opportunity and look forward to working with a team of professionals dedicated to addressing the needs of patients with genetic diseases, and leading our business through its next phase of development.”

Sylvie most recently served as Chairwoman of the Board for IDM Pharma.  Prior to IDM Pharma, she was President & Chief Executive Officer of GlycoFi™, Inc. (acquired by Merck & Co. in May 2006), a biotechnology company developing biologics independently and with partners.  Prior to this, Sylvie was EVP of Technical Operations and a member of the management team at Biogen. She also held various senior clinical and regulatory affairs roles at Merck & Co. in US and abroad. In addition to serving on the Board of Directors for IDM Pharma, Thallion Pharmaceuticals and Cubist Pharmaceuticals, she was recently appointed to the Board of Directors of the Greater Boston Food Bank.  She is also on the Board of Trustees at the International School of Boston. Sylvie received her Doctor of Pharmacy degree from the State University of New York at Buffalo and her pharmacy graduate degree from the Université Laval in Quebec City, Canada.

For further information please contact:

Investor Relations	Cléa Rosenfeld (Rest of the World)	+44 1256 894 160
	Eric Rojas (North America)	+1 484 595 8252

Media	Jessica Mann (Rest of the World)	+44 1256 894 280
	Jessica Cotrone (North America)	+1 617 613 4640

Notes to editors

SHIRE PLC

Shire’s strategic goal is to become the leading specialty biopharmaceutical company that focuses on meeting the needs of the specialist physician. Shire focuses its business on attention deficit and hyperactivity disorder (ADHD), human genetic therapies (HGT), gastrointestinal (GI) and renal diseases. The structure is sufficiently flexible to allow Shire to target new therapeutic areas to the extent opportunities arise through acquisitions. Shire’s in-licensing, merger and acquisition efforts are focused on products in niche markets with strong intellectual property protection either in the US or Europe. Shire believes that a carefully selected portfolio of products with strategically aligned and relatively small-scale sales forces will deliver strong results.

For further information on Shire, please visit the Company’s website: www.shire.com

"SAFE HARBOR" STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995
Statements included herein that are not historical facts are forward-looking statements. Such forward-looking statements involve a number of risks and uncertainties and are subject to change at any time. In the event such risks or uncertainties materialize, Shire’s results could be materially affected. The risks and uncertainties include, but are not limited to, risks associated with: the inherent uncertainty of pharmaceutical research, product development, manufacturing and commercialization; the impact of competitive products, including, but not limited to the impact of those on Shire’s Attention Deficit and Hyperactivity Disorder (“ADHD”) franchise; patents, including but not limited to, legal challenges relating to Shire’s ADHD franchise; government regulation and approval, including but not limited to the expected product approval date of INTUNIV™ (guanfacine) extended release (ADHD); Shire’s ability to secure new products for commercialization and/or development; Shire’s ability to benefit from its acquisition of New River Pharmaceuticals Inc.; the successful development of JUVISTA® (human TGFβ3) and other risks and uncertainties detailed from time to time in Shire plc’s filings with the Securities and Exchange Commission, particularly Shire plc’s Annual Report on Form 10-K for the year ended December 31, 2006.

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